As filed with the Securities and Exchange Commission on November 22, 2006
File No. 333-137545

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAB123, INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	2835 (Primary Standard Industrial Classification Code Number)	45-0542515 (IRS Employer Identification No.)

233 Narragansett Avenue Lawrence, New York 11559 (516) 837-9876 (Address and telephone number of principal executive offices and principal place of business)

Michael Sosnowik
President and Chief Executive Officer
Lab123, Inc.
233 Narragansett Avenue
Lawrence, New York 11559
(516) 837-9876
(Name, address, and telephone number, of agent for service)

Copy to:
Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue
New York, New York 10022
(212) 371-8008

Approximate date of commencement of proposed sale to the public: as soon as practical after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value per share	2,925,000	$1.20	$3,510,000	$375.57(4)

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)
This registration statement relates to the resale by the selling stockholders identified herein of up to 2,925,000 shares of our common stock issued in private placement transactions, including an aggregate of 2,800,000 shares of common stock that may be issued to one of the selling stockholders upon the conversion of outstanding convertible preferred stock and exercise of outstanding warrants.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. As of the date hereof, there is no established public market for the common stock being registered. The proposed maximum offering price is the price at which the common stock will initially be sold until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.

(4)	A fee of $2,911.87 was paid with the initial filing of the registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PART I — INFORMATION REQUIRED IN PROSPECTUS

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 22, 2006

LAB123, INC.
233 Narragansett Avenue
Lawrence, New York 11559
(516) 837-9876

2,925,000 Shares of Common Stock

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

The selling stockholders may offer and sell from time to time up to an aggregate of 2,925,000 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of our convertible preferred stock and exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including the limitation on the number of shares that may be issued upon conversion of the convertible preferred stock or certain of the warrants, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $50,000.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at a fixed price of $1.20 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock and only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or share warrants.

The date of this prospectus is ____________.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus. All dollar amounts herein are presented in U.S. dollars. Prospective investors should carefully consider the information set forth under “Risk Factors.”  References to the terms “we,” “our,” or “us,” refer toLab123, Inc.

The Company

Lab123, Inc. (“Lab123” or the “Company”) is engaged in the manufacture and marketing of clinical diagnostic products for use in disease detection and prevention. Under an exclusive license agreement with Biosafe Laboratories, Inc. (“Biosafe”) we intend to sell 5 such diagnostic products (the “Diagnostic Products”) to retail drug stores, retail drug mass merchandisers, and the distributors, marketers, brokers and group buyers who supply medical products to retail drug stores, retail drug mass merchandisers in the United States and to internet-based retail drug companies (the “Market”). Our products specialize in the use of micro-sample blood transportation devices and unique, scientific procedures for the clinical testing of these micro-blood samples.

The products we currently license from Biosafe and market are:
  Cholesterol Panel (a lipid profile consisting of total cholesterol, high density cholesterol, low density cholesterol and triglycerides). This Cholesterol Panel is the first self-collected lipid profile for dried blood sample analysis that satisfies the National Cholesterol Education Program’s rigorous performance standards. It is used in the management and determination of coronary heart disease.
  Hemoglobin A1c (a test that meets the certification standards of the National Glycohemoglobin Standardization Program). This test is critical for proper blood sugar monitoring and regulation by persons affected with diabetes.
  Prostate Screen (a test to determine blood levels of prostate specific antigen). This test is used to help determine abnormal prostate conditions, such as prostate cancer.
  Thyroid Test (a test to determine blood levels of thyroid stimulating hormone). This test is used to help determine thyroid dysfunction and to successfully manage treatment regimens.
  Anemia Test (a rapid response test - like a home pregnancy test, the results are available to the user immediately - for low hemoglobin levels). This test is used to monitor and identify the onset or change in hemoglobin levels, which is a common side effect for many disease states including HIV, chronic kidney disease and cancer.
Our licensor, Biosafe, has been developing and marketing new clinical diagnostic products for more than 10 years. Biosafe’s products, including those that we license the right to market, consist of a blood collection kit that contains everything needed for the consumer to self-collect his or her own blood sample (several drops from a single finger-nick, in contrast to a vial at the laboratory). The specimen is then mailed   to Biosafe’s laboratory for analysis. The results are mailed back to the consumer in a clear and easy-to- read, consumer-friendly laboratory report.

We were founded by Biosafe and our Chief Executive Officer, Michael Sosnowik, in order for us to capitalize on Mr. Sosnowik’s marketing expertise in the retail and internet sales sector and to enable Biosafe to exploit certain of its technology by entering into a license agreement with us pertaining to the Diagnostic Products. The terms of the license agreement are discussed in “Description of Business - Our License Agreement with Biosafe.”

We were incorporated in Delaware on August 25, 2006. Our principal office is located at 233 Narragansett Avenue, Lawrence, New York 11559 and our telephone number is 516-837-9876.

Issuance of Securities to the Selling Stockholders

The selling stockholders acquired their shares in private placements in August and September 2006.

On September 6, 2006, we issued to Barron Partners, L.P. (“Barron”) for a total purchase price of $2 million, 3,774,000 shares of our Series A Preferred Stock (“Series A Stock”), five year warrants to purchase an aggregate of 1,887,000 shares of our common stock at an exercise price of $.80 per share and five year warrants to purchase an aggregate of 1,887,000 shares of our common stock at an exercise price of $1.10 per share. The Series A Stock is convertible into 3,774,000 shares of common stock. The warrants and Series A Stock are all currently exercisable and convertible in full.

On September 6, 2006 we issued to Leonardo and Kathleen Zangani an aggregate of 125,000 shares of our common stock for services in connection with the formation of our company.

We are registering for resale all 125,000 shares of our common stock held by the Zanganis, 1,400,000 shares of our common stock which are issuable to Barron upon conversion of the Series A Stock, and 1,400,000 shares of our common stock issuable to Barron upon exercise of warrants.

The Offering

Securities being offered	Up to 2,925,000 shares of common stock.

Common Stock outstanding after offering
Approximately 10,475,000 shares of common stock, assuming 2,800,000 shares of stock are issued upon the conversion of Series A Stock and the exercise of warrants held by one of the selling stockholders.

Limitation on Issuance of Common Stock
The holder of the Series A stock and the warrants cannot convert its shares of Series A Stock or exercise its warrants to the extent that such conversion and exercise would result in the holder and its affiliates owning more than 4.9% of our outstanding common stock. However, within such limitation, the holder could successively convert shares of Series A Stock and/or exercise warrants, sell the common stock it acquires upon such conversion and/or exercise transactions and thereafter convert additional shares of Series A Stock and/or exercise warrants.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, However, we will receive the exercise price of warrants held by one of our selling stockholders, if and when such warrants are exercised

Summary Financial Information

Since as of the Balance Sheet date of August 31, 2006, we had not commenced operations nor achieved our initial capital formation, there is no significant summary financial data to disclose.

RISK FACTORS

An investment in Lab123 entails certain risks that should be carefully considered. In addition, these risk factors could cause actual results to differ materially from those expected include the following:

We have only recently been organized and have very little operating history.

The Company is a start-up, having been formed in August, 2006.  Accordingly, we have practically no operating history nor any revenues on which you may evaluate our performance.

Rapid screening and diagnostic at-home testing devices may not be accepted in the consumer marketplace.

            We are currently licensed to sell our five clinical diagnostic products for use in disease detection and prevention through internet-based companies and through retail drug outlets located in the United States. We are not licensed to sell our products in other markets such as the healthcare professional market. Because of the lack of sales history, there can be no assurance that our products will be accepted in the consumer market or in any market. Even if our products are accepted in our targeted markets, our actual sales may be much less than our estimate of our products’ market potential.

We have been the subject of a going concern opinion by our independent auditors who have raised substantial doubt as to our ability to continue as a going concern.

Our Independent Registered Public Accountants have added an explanatory paragraph to their audit opinion issued in connection with our financial statements which states that our financial statements raise substantial doubt as to our ability to continue as a going concern. We have not generated revenues since inception, have accumulated losses of $132,247 from inception through August 31, 2006 and may not have sufficient working capital to sustain its operations for the next fiscal year. These factors raise substantial doubt regarding our ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from our shareholders, our ability to obtain necessary equity financing to continue operations and/or the attainment of profitable operations. Management has plans in place to address these concerns and expects that the Company will be able to obtain additional funds by equity financing and/or related party advances, if necessary. However, the existence of a going concern opinion may make it more difficult for us to raise capital or raise capital on term satisfactory to us. If we do need additional financing, there is no assurance that additional funding will be available to the extent required.

We may continue to incur losses and are likely to require additional financing.

We have incurred operating losses and negative cash flow from operations since our recent inception. Losses incurred since our inception have aggregated $132,247 as of August 31, 2006. There can be no assurance that we will be able to generate positive cash flows to fund our operations in the future or to pursue our strategic objectives. Assuming no significant changes from our plan, we believe that we will have sufficient cash to satisfy our needs for at least the next twelve months. If we are not able to operate profitably and generate positive cash flows, we will undoubtedly need to raise additional capital, most likely via the sale of equity securities, to fund our operations. If we do in fact need additional financing to meet our requirements, there can be no assurance that we will be able to obtain such financing on terms satisfactory to us, if at all. Alternatively, any additional equity financing may be dilutive to existing stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, we might be required to limit or completely curtail our selling, marketing and administrative activities, and such curtailment could have a material adverse effect on the future of our business as a going concern. In addition, we currently do not conduct research and development activities and we may not be able to conduct activities in the future without additional financing.

We depend upon third parties for product development and commercialization; there can be no assurance of successful or timely development of additional products.

Our business strategy includes the development of additional diagnostic products for the diagnostic business. We plan to rely on third parties for the development of products and technologies. There can be no assurance that we will be able to negotiate new product acquisitions on acceptable terms, if at all, or that our current business or future acquisitions, if made, will be successful. To the extent that we are not able to acquire ownership of or license new products, we could be forced to undertake such product development at our own expense. In such event, our success in developing new products will depend on our ability to achieve scientific and technological advances and to translate these advances into commercially competitive products on a timely basis. Development of new products requires significant research, development and testing efforts. We have limited resources to devote to the development of products and, consequently, a delay in the development of one product or the use of resources for product development efforts that prove unsuccessful may delay or jeopardize the development of other products. Any delay in the development, introduction and marketing of future products could result in such products being marketed at a time when their cost and performance characteristics would not enable them to compete effectively in their respective markets. If we are unable, for technological or other reasons, to complete the development and introduction of any new product or if any new product is not approved or cleared for marketing or does not achieve a significant level of market acceptance, our ability to remain competitive in our product niches would be impaired.

We depend upon third parties for product manufacturing and clinical laboratory service.

We plan to rely on others for the production of products and technologies. Currently, Biosafe manufactures all of our Diagnostic Products and performs clinical laboratory services on all of our Diagnostic Products which require such laboratory services. There can be no assurance that we will be able to negotiate new product manufacturing on acceptable terms, if at all, or that current or future manufacturing arrangements will be successful. To the extent that we are not able to outsource product manufacturing or laboratory services, we could be forced to undertake such activities at our own expense. The amount and timing of resources that any of these manufacturers devote to our product manufacturing activities may be outside of our control. With respect to any products manufactured by third parties, there can be no assurance that any third-party manufacturer will perform acceptably or that failures by third parties will not delay or impair our ability to deliver products on a timely basis.

If we fail to achieve certain financial results, we will be required to issue more shares of our common stock upon conversion of the Series A Stock and the exercise price of warrants to purchase common stock we issued shall be reduced.

Both the Series A Stock and the warrants we issued in the September 6, 2006 private placement have anti-dilution provisions which increase the number of shares issuable upon conversion of the Series A Stock and reduce the exercise price of the warrants if we fail to meet pre-tax fully diluted income per share targets for the three months ending December 31, 2006 and the fiscal year ending December 31, 2007. The target for pre-tax fully diluted income for the three months ending December 31, 2006 is $.0306 per share. The exercise price of the warrants and the conversion value of the Series A Stock shall be reduced proportionately up to a maximum 40% reduction in the exercise price if the income per share is $.0187 or less computed as provided in the purchase agreement. The target for pre-tax fully diluted income for the fiscal year ending December 31, 2007 is $.19 per share. The exercise price of the warrants and the conversion value of the Series A Stock shall be reduced proportionately up to a maximum 25% reduction in the exercise price if the income per share is $.1446 or less computed as provided in the purchase agreement. If either or both of the foregoing adjustments are triggered, the holders of the Series A Stock would receive, on conversion of such Series A Stock, a larger number of shares of common stock, which will increase their percentage interest in our stock. We cannot assure you that there will not be such an adjustment. The maximum adjustment (assuming successive 40% and 25% reductions in the conversion value of the Series A Stock and the exercise price of the Warrants as a result of failures to meet income targets for the three months ending December 31, 2006 and the fiscal year ending December 31, 2007 would result in (i) the issuance of 2,830,500 additional shares of common stock upon conversion of the Series A Stock, thereby increasing the total number of shares of common stock issuable upon such conversion from 3,774,000 shares to 6,604,500 shares, (ii) a reduction of the exercise price of the $.80 warrant from $.80 to $.36 per share, and (iii) a reduction in the exercise price of the $1.10 warrant from $1.10 to $.495 per share.

Under the terms of the Series A Stock and warrants we issued in our September 6, 2006 Private Placement the conversion value of the Series A Stock and the exercise price of the warrants would be reduced if we issue stock, warrants or convertible securities at a price below the conversion value of the Series A Stock and exercise price of the warrants.

Section 6.15 of the Preferred Stock and Warrant Purchase Agreement we entered into with Barron on September 6, 2006 provides that until the expiration of 48 months after the closing date of that agreement (September 6, 2010) or until Barron owns less than 5% of the Series A Stock purchased by Barron, whichever occurs first, if w close on the sale of a note or notes, shares of common stock, or shares of any class of preferred stock at a price per share of common stock, or with a conversion right to acquire common stock at a price per share of common stock, that is less than the conversion value of the Series A Stock, the conversion value shall be reduced to the price per share of the common Stock or conversion price of the securities sold. The warrants contain a similar provision regarding a reduction in the exercise price of the warrant in such circumstances, except the condition is not limited to any time period.

Because Biosafe owns approximately 78.8% of our outstanding common stock and effectively controls our activities, it may block or deter actions that you might otherwise desire that we take and may cause us to act in a manner that is most beneficial to it and not to outside stockholders.

Biosafe owns approximately 78.8% of our outstanding common stock. As a result, although we are contractually required to, and do currently, maintain a Board of Directors comprised of a majority of independent directors, Biosafe effectively controls all matters requiring stockholder approval, including the election and removal of directors. Biosafe’s concentration of stock ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably and may cause us to act in a manner that is most beneficial to Biosafe and not to outside stockholders.

We may be required to pay liquidated damages if our Board does not consist of a majority of independent directors.

Sections 6.11 and 6.12 of the Preferred Stock and Warrant Purchase Agreement we entered into with Barron on September 6, 2006 require us to appoint and maintain such number of independent directors that would result in a majority of our directors and a majority of the members of the audit and compensation committees of our Board of Directors being independent directors. Our failure to meet either of these requirements after October 6, 2006 would result in the payment of liquidated damages at a rate of $560,000 (28% of the $2 million purchase price) per annum. On September 29, 2006 three independent directors were elected to the Board of Directors and the Board established audit and compensation committees comprised solely by such independent directors.

Competition in the human medical diagnostics industry is, and is expected to remain, significant.

Our competitors and potential competitors range from development stage diagnostics companies to major domestic and international pharmaceutical and biotechnology companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours. Quest Diagnostics, Inc., a national diagnostic laboratory service company, has attempted to sell products in the retail market, but to our knowledge, is currently not making retail sales of any competitive products. Bayer Corporation offers a Hemoglobin A1c instant test (our test requires laboratory analysis). Accutech, LLC markets a total cholesterol qualitative test under the product name “Cholestrak.” Flexsite Diagnostics also markets a Hemoglobin A1c ‘send in” laboratory kit. Many of our competitors have name recognition, established positions in the market and long standing relationships with customers and distributors. They also have greater marketing experience and access to sources of capital than us. Moreover, the diagnostics industry continues to show a significant amount of consolidation whereby large domestic and international pharmaceutical companies are acquiring mid-sized diagnostics companies, further increasing the concentration of resources. There can be no assurance that technologies will not be introduced that could be directly competitive with or superior to our technologies.

Rapid technological change may make our products obsolete or uncompetitive.

The markets in which our rapid testing devices will compete are characterized by technological change, frequent new products and changes in consumer demand.  The introduction of a new product embodying new technology can render existing products obsolete and unmarketable.  Even if our products are successfully marketed, a newer product may be introduced that renders one or all of our products obsolete.

Our products and activities are subject to regulation by various governments and government agencies.

The testing, manufacture and sale of our products is subject to regulation by numerous governmental authorities, principally the United States Food and Drug Administration (the “FDA”). Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. We are limited in our ability to commence marketing or commercial sales in the United States of new products under development until we receive clearance from the FDA. The testing for, preparation of and subsequent FDA regulatory review of required filings can be a lengthy, expensive and uncertain process. Noncompliance with applicable requirements can result in, among other consequences, fines, injunctions, civil penalties, recall or seizure of products, repair, replacement or refund of the cost of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.

There can be no assurance that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances or failure to comply with existing or future regulatory requirements could negatively impact our sales and thus have a material adverse effect on our business.

We currently do not manufacture the medical devices we distribute. However, under our license agreement with Biosafe for the products we intend to distribute, we have the right to source such products from another manufacturer and may do so in the future. As a manufacturer of medical devices for marketing in the United States we would be required to adhere to applicable regulations setting forth detailed good manufacturing practice requirements, which include testing, control and documentation requirements. We would also be required to comply with Medical Device Report (MDR) requirements, which require that a manufacturer reports to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Manufacturers are also subject to routine inspection by the FDA for compliance with Quality System Regulations (QSR) requirements, MDR requirements and other applicable regulations. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. We may incur significant costs to comply with laws and regulations in the future, which would decrease our net income or increase our net loss and thus have a potentially material adverse effect upon our business, financial conditions and results of operations.

Distribution of diagnostic products outside the United States is subject to extensive foreign government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. We may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals. In addition, the export of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approval or the failure to comply with regulatory requirements could reduce our product sales and thus have a potentially material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our ability, or the ability of our partners, to obtain patents and license patent rights, to maintain trade secret protection and to operate without infringing on the proprietary rights of others.

There can be no assurance that our owned or licensed patents will afford meaningful protection against a competitor, or that patents issued or licensed to us will not be infringed upon or designed around by others, or that others will not obtain patents that we would need to license or design around. We could also incur substantial costs in defending the Company in litigation brought by others. The potential for reduced sales and increased legal expenses would have a negative impact on our cash flow and thus our overall business could be adversely affected. Currently, we do not own any patents.   Patents or patent applications may exist which contain claims covering our products, technology or methods. Because of the number of patents issued and patent applications filed in our field, we believe there is a risk that third parties may allege they have patent rights encompassing the products, technology or methods we own or license. Third parties may sue us and/or our licensor for infringing their patent rights or file nullity, opposition or interference proceedings against our patents, even if such claims lack merit, which would similarly harm our business.

We may not be able to successfully implement our plans to acquire other companies or technologies.

Our growth strategy may include the acquisition of complementary companies, products or technologies. There is no assurance that we will be able to identify appropriate companies or technologies to be acquired, to negotiate satisfactory terms for such an acquisition, or to obtain sufficient capital to make such acquisitions. Moreover, because of limited cash resources, we will be unable to acquire any significant companies or technologies for cash and our ability to effect acquisitions in exchange for our capital stock may depend upon the market prices for our common stock, which could result in significant dilution to its existing stockholders. If we do complete one or more acquisitions, a number of risks arise, such as disruption of our existing business, short-term negative effects on our reported operating results, diversion of management’s attention, unanticipated problems or legal liabilities, and difficulties in the integration of potentially dissimilar operations. Any of these factors could materially harm our business or our operating results.

We depend on Biosafe and its suppliers for our products’ components.

Biosafe currently manufactures all the medical devices we distribute. However, under our license agreement with Biosafe for the Diagnostic Products, we have the right to source such products from another manufacturer and may do so in the future. The components of our products include chemical, biological and packaging supplies that are generally available from several suppliers. We mitigate the risk of a loss of supply by maintaining a sufficient supply of finished goods to ensure an uninterrupted supply for at least three months. If, for any reason, we Biosafe ceases to be the manufacturer of one or more of the Diagnostic Products or if in the future we source such products from other vendors and we lose our main supplier for a given material, there can be no assurance that we will be able to substitute a new supplier in a timely manner. Failure to do so could impair the manufacturing of certain of our products and thus have a material adverse effect on our business, financial condition and results of operations.

We have only limited manufacturing experience with certain products.

Although Biosafe is experienced in the manufacturing and packaging of our current products, certain of our diagnostic products which we may consider for future development, incorporate technologies with which we have little manufacturing experience. Assuming successful development and receipt of required regulatory approvals, significant work may be required to scale up production for each new product prior to such product’s commercialization. There can be no assurance that such work can be completed in a timely manner and that such new products can be manufactured cost-effectively, to regulatory standards or in sufficient volume.

Due to the specialized nature of our business, our success will be highly dependent upon our ability to attract and retain qualified scientific and executive personnel.

We believe our success will depend to a significant extent on the efforts and abilities of Michael Sosnowik, our Chief Executive Officer. We believe that Mr. Sosnowik would be difficult to replace. There can be no assurance that we will be successful in attracting and retaining skilled personnel, who are generally in high demand by other companies. The loss of, inability to attract, or poor performance by key scientific and executive personnel may have a material adverse effect on our business, financial condition and results of operations.

The testing, manufacturing and marketing of medical diagnostic devices entails an inherent risk of product liability claims.

To date, we have experienced no product liability claims, but any such claims arising in the future could have a material adverse effect on our business, financial condition and results of operations. We currently maintain product liability insurance with limits of $1,000,000 per occurrence and $3,000,000 in the aggregate for all claims made under the policy. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy or limited by other claims under our umbrella insurance policy. Additionally, there can be no assurance that our existing insurance can be renewed by us at a cost and level of coverage comparable to that presently in effect, if at all. In the event that we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, such claim could have a material adverse effect on our cash flow and thus potentially a materially adverse effect on our business, financial condition and results of operations.

We do not have a CFO or Controller, the lack of which our auditors have advised us is a significant deficiency in our internal controls.

During September 2006 our independent auditors, Marcum & Kliegman, LLP, advised us that they had identified a significant deficiency in our internal controls because we have only one employee (our Chief Executive Officer) in our accounting department and such person has not been trained as a Chief Financial Officer or a Controller. Therefore, our accounting department presently may not have the sophistication to design and implement a system of internal controls or to critically evaluate and implement new accounting pronouncements. Additionally, since our accounting staff consists of only one person, there is a lack of segregation of duties of our personnel, which also constitutes a significant deficiency in financial reporting. We have mitigated the above deficiencies by retaining a temporary outside consultant to assist with the proper accounting functions. We plan to hire a full time Chief Financial Officer within the next 12 months.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins may vary significantly from quarter to quarter, which could result in volatility in the market price of our common stock. This may be particularly true if in the future (as is not the case currently) analysts follow our stock and create expectations concerning our financial performance. The reasons our quarterly results may fluctuate include:
  variations in profit margins attributable to product mix;
   changes in the general competitive and economic conditions;
  delays in, or uneven timing in the delivery of, customer orders; and
  the introduction of new products by us or our competitors.
Period to period comparisons of such items should not be relied on as indications of future performance.

The registration and sale by our stockholders of a significant number of shares could depress our stock price and encourage short sales by third parties.

Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus. This could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

There has, to date, been no active public market for our Common Stock, and there can be no assurance that an active public market will develop or be sustained.

We were only recently incorporated and as of the date of this prospectus had only four stockholders and there has never been a trading market in our common stock. and we cannot give any assurance that there will ever be a market for our common stock. We do not anticipate that a market for our common stock will develop, if at all, until after the registration statement of which this prospectus is a part has been declared effective by the SEC. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our quarterly operating results as described in the preceding risk factor;

●	announcements that our revenue or income are below expectations;

●	general economic slowdowns;

●	changes in market valuations of similar companies;

●	sales of large blocks of our common stock as described in a preceding risk factor;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	fluctuations in stock market prices and volumes generally;

●
concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock as described in a preceding risk factor.

●	the effect of sales pursuant to this prospectus on the trading volume of our common stock.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the “penny” stock regulation of Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”). Rule 15g-9 of the Exchange Act is commonly referred to as the “penny stock” rule and imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. A penny stock is any equity security with a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 of the Exchange Act provides that any equity security is considered a penny stock unless that security is: registered and traded on a national securities exchange and meets specified criteria set forth by the Securities and Exchange Commission (the “SEC”); authorized for quotation in the National Association of Securities Dealers’ Automated Quotation System; issued by a registered investment company; issued with a price of five dollars or more; or issued by an issuer with net tangible assets in excess of $2,000,000. This rule may affect the ability of broker-dealers to sell the Company’s securities.

For transactions covered by Rule 15g-9, a broker-dealer must furnish to all investors in penny stocks a risk disclosure document, make a special suitability determination of the purchaser, and receive the purchaser’s written agreement to the transaction prior to the sale. In order to approve a person’s account for transactions in penny stocks, the broker-dealer must (i) obtain information concerning the person’s financial situation, investment experience, and investment objectives; (ii) reasonably determine, based on that information that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters to reasonably be expected to evaluate the transactions in penny stocks; and (iii) deliver to the person a written statement setting forth the basis on which the broker-dealer made the determination of suitability stating that it is unlawful to effect a transaction in a designated security subject to the provisions of Rule 15g-9(a)(2) unless the broker-dealer has received a written agreement from the person prior to the transaction. Such written statement from the broker-dealer must also set forth, in highlighted format immediately preceding the customer signature line, that the broker-dealer is required to provide the person with the written statement and the person should sign and return the written statement to the broker-dealer only if it accurately reflects the person’s financial situation, investment experience and investment objectives.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the Certificate of Designations relating to the Series A Stock restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because the purchaser of our Series A Stock has a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

Barron, which purchased its securities in a September 2006 private placement, has the right until September 2008 to participate in any future funding. These provisions may impair our ability raising additional funds during the next two years because it may be difficult for us to obtain financing proposals from third parties if they believe that Barron would likely or possibly match the terms of any offer made to us.

Because the holder of our warrants has cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holder of our warrants has cashless exercise rights, which provide it with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first six months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. To the extent that the holder of the warrants exercises this right, we will not receive proceeds from such exercise. You could, therefore, experience substantial dilution of your investment as a result of our issuance of shares of our common stock upon a cashless exercise of warrants.

The issuance and sale of the registered common stock could result in a change of control.

As of the date of this prospectus there were 7,675,000 shares of our common stock outstanding. If we issue all of the 7,548,000 shares issuable upon conversion of the Series A Stock and exercise of the warrants, the 7,548,000 shares of common stock would constitute approximately 49.6% of our outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the Series A Stock or exercise of the warrants pursuant to the anti-dilution and adjustment provisions of the Series A Stock and warrants. No holder of the Series A Stock or warrants may convert such stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such holder of more than 4.9% of the then outstanding number of shares of our common stock. However, any successive conversions of Series A Stock and/or exercises of warrants by the holder followed by sales by such holder to third parties of all or a significant percentage of those shares to a person or group could result in a change of control.

Forward-Looking Statements

Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop, obtain rights to or acquire new products and successfully market the products, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by this prospectus from the selling stockholders. If one of the selling stockholders exercises any warrants held by it, we will receive the amount of the exercise price. The maximum total exercise price of the 1,400,000 warrants for which the resale of the common stock issuable upon exercise of such warrants is offered by this prospectus is $1,120,000, which we would receive only if all of such warrants were exercised at their present exercise price, which is $.80 per share. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of such warrants is reduced as a result of our failure to meet the required level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) per share, the total proceeds from the exercise of such 1,400,000 warrants could be reduced by up to 55%, with the result that the total proceeds would be reduced by up to $616,000. We cannot assure you that any of the warrants will be exercised.

The holder of our warrants has cashless exercise rights, which provide it with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first six months that the warrants are outstanding and thereafter if the underlying shares are subject to an effective registration statement. The six month period will end on February 6, 2007. To the extent that the holder of the warrants exercises this right, we will not receive proceeds from such exercise.

DETERMINATION OF OFFERING PRICE

The common stock will be sold by the selling stockholders listed in this prospectus and none of the shares are being sold by us of for our account. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at a fixed price of $1.20 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices, all as set forth under “Plan of Distribution.”

The fixed offering price of $1.20 per share has been determined by the selling stockholders based on their estimate of a price at which purchasers would purchase the common stock based on the Company's business, financial condition and the absence of a history of operations. The fixed offering price is in excess of $.53, which is the effective price that Barron paid for the shares based on the initial conversion price of the Series A Stock. See ‘Selling Stockholders.”

SELLING STOCKHOLDERS

The following table sets forth the names and addresses of the selling stockholders, the number of shares of our common stock owned beneficially by the selling stockholders as of the date of this prospectus and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus The table and the other information contained under this section and under the section of this prospectus entitled "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

On September 6, 2006 we entered into agreements with Barron, a New York based private limited partnership which is an accredited investor, regarding a $2 million private placement equity financing of the Company. The financing consisted of the sale to Barron of 3,774,000 shares of our Series A Convertible Preferred Stock. Each share of preferred stock is convertible initially into one share of the Company’s common stock. In addition, we issued warrants to Barron to acquire up to an additional 3,774,000 shares of our common stock, of which 1,887,000 are exercisable at $0.80 per share and 1,877,000 are exercisable at $1.10 per share. The warrants are exercisable for five years from the date of issuance, which was September 6, 2006.

We also entered into a registration rights agreement with Barron whereby, among other things, we agreed to file a registration statement, of which this prospectus is a part, with the SEC, to register the resale of the shares of common stock that we will issue upon conversion of the convertible preferred stock and exercise of warrants issued to Barron. We agreed to keep the registration statement effective until the date when all of the shares registered hereunder are sold or the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold.

We have also granted to one other selling stockholder, “piggyback” registration rights to include shares of common stock they own in the registration statement and this prospectus.

The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders are under no obligation to sell all or any portion of their shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Offered (1)

Barron Partners, LP (2) c/o Barron Capital Advisors, LLC 730 Fifth Avenue, 25th Floor New York, NY 10019	7,548,000	(3)	2,800,000

Leonardo and Kathleen Zangani 18 Flintrock Road Flemington, New Jersey 08822	125,000		125,000

(1)
Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

(2)	Mr. Andrew B. Worden, president of the general partner of Barron, has sole voting and dispositive power over the shares beneficially owned by Barron.

(3)
The securities purchase agreement with Barron, the Certificate of Designations relating to the Series A Stock and the warrants all provide that the Series A Stock cannot be converted and the warrants cannot be exercised to the extent that the number of shares of common stock held by Barron and its affiliates after such conversion or exercise would exceed 4.9% of our outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of Barron to convert its shares of Series A Stock and exercise its warrants. Notwithstanding that the table states that Barron beneficially owns 7,548,000 shares of our common stock, Barron does not own as of the date of this prospectus any outstanding shares of our common stock and based on our outstanding common stock as of the date of this prospectus, of 7,675,000 shares, Barron would not be able to convert Series A Stock or exercise warrants for more than 395,452 shares of common stock. As the number of shares of common stock increases, whether upon conversion of Series A Stock, exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the Series A Stock or the warrants originally issued to Barron transfers its, her or his shares of Series A Stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

.
September 2006 Private Placement to Barron Partners, L.P.

In September 2006, we issued to Barron for a purchase price of $2 million, an aggregate of 3,774,000 shares of Series A Stock, and warrants to purchase an aggregate of 3,774,000 shares of common stock. Pursuant to the preferred stock purchase agreement with Barron relating to the issuance of the Series A Stock and warrants:

●
We agreed that the audit and compensation committees of our Board of Directors would be composed solely of independent   directors and our Board of Directors would have a majority of independent directors. Our failure to meet either of these requirements after October 6, 2006 would result in the payment of liquidated damages at a rate of $560,000 (28% of the $2 million purchase price) per annum. (On September 29, 2006 three independent directors were elected to the Board of Directors and the Board established audit and compensation committees comprised solely by such independent directors.)

●
We and Barron entered into a registration rights agreement pursuant to which we agreed to file after the closing, the   registration statement of which this prospectus is a part and have the registration statement declared effective by January 4,  2007. We will be required to issue 2,491 shares of Series A Stock for each day of the delay in effectiveness of the  registration statement after January 4, 2007. We will also be required to issue 2,491shares of Series A Stock for each day that  we fail to keep this registration statement current and effective, with certain limited exceptions.

●	The investors have the right to participate in any future financing until September 6, 2008.

●
If prior to September 6, 2010 and so long as Barron holds at least 5% of the outstanding Series A Stock, we issue stock at a purchase   price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the   Series A Stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower   price. The initial conversion price of the Series A Stock is $.53 per share and the initial conversion ratio is one share of   common stock for each share of Series A Stock. Any change in the conversion price will automatically result in an   adjustment in the conversion ratio of the Series A Stock.

●
If our earnings before interest, taxes, depreciation and amortization ("EBITDA") for the three months ending December 31,   2006 are less than $.0306 per share, there would be a reduction in the conversion price of the Series A Stock and the exercise   price of the warrants of up to 40%. If our earnings before interest, taxes, depreciation and amortization ("EBITDA") for the   fiscal year ending December 31, 2007 are less than $.19 per share, there would be a further reduction in the conversion price   of the Series A Stock and the exercise price of the warrants of up to 25%.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at a fixed price of $1.20 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus.

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

See "Selling Stockholders" for information concerning the restriction on the right of the holder of the Series A Stock and the warrants to convert the shares of Series A Stock and to exercise warrants if such conversion or exercise would result in the holder and its affiliates beneficially owning more than 4.9% of our common stock. Because of the limitation whereby Barron cannot hold more than 4.9% of our stock, there is a limit on the number of shares that it may sell at any time.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by such selling stockholder and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the Series A Stock, warrants or the common stock issuable upon conversion or transfer of the Series A Stock or warrants other than a transfer pursuant to this prospectus, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere herein.

Plan of Operation

As of September 21, 2006, the Company’s net cash available was approximately $860,000. The Company does not have any plans for capital expenditure or research and development projects that would cumulatively exceed $100,000 within the twelve months following the date of this prospectus. The Company also does not have, nor does it plan to have, any significant debt or off balance commitments that could consume material amounts of cash during the next twelve months.

During the next twelve months the Company plans to hire at least three new employees, including a Chief Financial Officer, a sales executive and an administrative assistant, and depending on future strategies, sales successes and any other employee intensive strategies, it is possible that the Company may need to hire or retain additional employees or consultants.

One of the Company’s current strategies is to concentrate on developing relationships with customers that offer the best combination of profitability and payment terms. Management believes that with this strategy and its relatively conservative plan for future general cash commitments, cash resources and cash flows for the first year of operation should be sufficient to adequately sustain operations.

While acquisitions may be considered during the first year, the primary focus of the Company as to new products, will be to concentrate on products that can be sold via a sales representative or contractual joint venture. A purchase of an additional product in the first year is possible, but not likely.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company was formed on August 25, 2006, and, accordingly, its only operations through the date of this prospectus have been related to the creation and formation of the Company. The Company’s net loss from inception through August 31, 2006 was $132,247 and was exclusively the result of the legal and accounting fees associated with the formation of the Company and the compensation expense recorded in connection the CEO’s stock grant. The formation expenses as well as expenses incurred through the date of this prospectus and the remainder expected to be incurred should not aggregate more than approximately $140,000.

Except as noted above, as of the date of this prospectus:

●
There are not any known trends, events or uncertainties that have or are reasonably likely to have a material impact on the Company’s short-term or long-term liquidity, its net sales, revenues or income from continuing operations.

●	The Company has not incurred any material commitments for capital expenditures.

●	Other than the Company’s formation, registration and compensation expenses, the Company has not experienced any significant elements of income or loss that do not arise from its continuing operations.

●
While management believes its plans for operations should allow the cash flows and cash resources to adequately sustain operations, there is no certainty that this plan will succeed, thus, requiring additional working capital via the issuance of stock or debt. Also, there is no assurance that, given the operational status of the Company should such issuances be necessary, the issuance of debt or additional stock would be possible.

As of August 31, 2006, we have not generated any revenues since inception, have an accumulated loss of $132,247 since inception and have a negative working capital of $24,247 which is insufficient to sustain its operations for the next fiscal year. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations. Management has plans in place to address this concern and expects that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance that additional funding will be available to the extent required to address this concern.

Off Balance Sheet Arrangements

The Company is not party to nor has it any plans to become a party to any off balance sheet arrangement.

Recent Financing

On September 6, 2006 we entered into agreements with Barron Partners, L.P., a New York based private partnership (“Barron”), which is an accredited investor, regarding a $2 million private placement equity financing of the Company. The financing consisted of the sale to Barron of 3,774,000 shares of our Series A Convertible Preferred Stock. Each share of preferred stock is convertible initially into one share of the Company’s common stock. In addition, we issued warrants to Barron to acquire up to an additional 3,774,000 shares of our common stock, of which 1,887,000 are exercisable at $0.80 per share and 1,877,000 are exercisable at $1.10 per share. The warrants are exercisable for five years from the date of issuance, which was September 6, 2006.

The exercise prices of the warrants, and the conversion rate, are subject to adjustment upon the occurrence of certain specified events, including issuance of additional shares of common stock or subdivision or combining of shares of common stock.

The conversion right as contained in the preferred stock certificate of designations and the exercise rights contained in the warrants provide that a holder will not convert an amount of preferred stock or exercise warrants to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.9% of the Company’s issued and outstanding common stock.

The transaction with Barron also included a Registration Rights Agreement in which the Company agreed to file a registration statement on Form SB-2 covering the shares of common stock issuable upon the exercise of the warrants or the conversion of the preferred stock.  If the registration statement is not declared effective or is otherwise ineffective or incomplete on the time schedule cited in the Registration Rights Agreement, the Company shall pay the holders of the preferred stock or warrants liquidated damages in the amount of 2,491 shares of preferred stock per day.

The Company plans to use the net proceeds, after transaction fees and expenses, for key strategic initiatives, working capital and other general corporate purposes.

The Company granted to Barron the right for a two year period ending September 6, 2008 to participate in any subsequent equity financings by the Company on a pro rata basis on the same terms and conditions as offered by the Company to other investors.

The agreements with Barron state that if the Company’s earnings before interest, taxes, depreciation and amortization ("EBITDA") for the three months ending December 31, 2006 and the fiscal year ending December 31, 2007 are less than certain targeted amounts, then the conversion rate of the preferred stock and the exercise price of the warrants issued to Barron shall be reduced in accordance with certain formulas.

The Company has agreed to ensure that a majority of the compensation and audit committees of the Board of Directors of the Company are qualified independent directors within 30 days after September 6, 2006. If the Board fails to meet either of such majority committee requirements, then the Company is obligated to pay to Barron liquidated damages at the rate of $36,667 per month for each month during which this requirement has not been met.

The foregoing is a summary of the terms of the Company’s various agreements with Barron and instruments issued to Barron. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of each such agreement and instrument, copies of which are have been filed as exhibits to the Company’s Registration Statement on Form SB-2 of which this prospectus comprises a part.

Recently Issued Accounting Pronouncements

In July 2006,  the Financial Accounting Standards Board (the “FASB”)  issued  FASB  Interpretation  No. 48,  "Accounting  for Uncertainty in Income Taxes - an  interpretation  of FASB Statement No. 109" ("FIN48"),  which  clarifies the accounting  for  uncertainty  in tax positions.  This interpretation  requires  that the Company recognize  in its financial  statements,  the impact of a tax  position,  if that  position  is more  likely than not of being sustained  on  audit,  based  on  the  technical  merits  of the  position.  The provisions of FIN 48 are effective as of the beginning of the Company's 2007 fiscal year, with the cumulative effect of the change in accounting  principle recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 155”), and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” . SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided we have not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not expect that the adoption of SFAS 155 will have a material impact on its financial position and results of operations.

Critical Accounting Policies

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards, aggregating approximately $49,500. A full valuation allowance has been established to reduce deferred tax assets to the amount estimated to be realized.

The effective tax rate differs from the statutory rate of 34% due to the affects of state income taxes and the increase in the valuation allowance.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

DESCRIPTION OF BUSINESS

We were incorporated in Delaware on August 25, 2006 and are engaged in the marketing of clinical diagnostic products for use in disease detection and prevention. Under an exclusive license agreement with Biosafe (“Biosafe”) we intend to sell 5 such diagnostic products (the “Diagnostic Products”) to retail drug stores, retail drug mass merchandisers, and the distributors, marketers, brokers and group buyers who supply medical products to retail drug stores, retail drug mass merchandisers in the United States and to internet-based retail drug companies (the “Market”).

The products we currently license from Biosafe and market are:

  BIOSAFE Cholesterol Panel including Total Cholesterol, HDL, LDL and Triglycerides;
  BIOSAFE Anemia Meter, a rapid result quantitative hemoglobin-measuring device;
  BIOSAFE Prostate Specific Antigen (PSA) test;
  BIOSAFE Thyroid Stimulating Hormone (TSH) test; and
  BIOSAFE Hemoglobin A1c (Diabetes) test
Our Diagnostics Products Business

In vitro diagnostic testing is the process of analyzing the components of a wide variety of body fluids outside of the body to identify the presence of markers for diseases or other human health conditions. The human health in vitro diagnostic testing market consists of reference laboratory and hospital laboratory testing, testing in physician offices and the emerging over-the-counter market, in which testing is done at home by the consumer. Traditional laboratory testing for conditions in human subjects requires an individual to visit a lab, clinic, hospital or a doctor’s office where a vial of blood is drawn from a vein. Based upon customer surveys conducted by Biosafe in 2000 and 2001 involving in excess of 100 participants, this form of testing is often inconvenient (involving a significant time commitment) and is often accompanied by severe nervous apprehension, since more people are “afraid” of needles than care to admit it. Consequently, individuals who need testing often avoid it because of the “hassle” and fear factors. We believe that our self-collected at-home tests provide an easy to use and convenient alternative to the traditional laboratory testing method and as such will be readily accepted by consumers.

Our licensor, Biosafe, has been developing and marketing new clinical diagnostic products for more than 10 years. Biosafe’s products, including those that we license the right to market, consist of a blood collection kit that contains everything needed for the consumer to self-collect his or her own blood sample (several drops from a single finger-nick, in contrast to a vial at the laboratory). The specimen is then mailed   to Biosafe’s laboratory for analysis. The results are mailed back to the consumer in a clear and easy-to- read, consumer-friendly laboratory report. The major obstacles of time and inconvenience (and possibly the fear of a venipuncture blood draw) have been removed. Free of location constraints, this consumer-friendly testing method brings with it a new and convenient way to better manage one’s own health.

Biosafe owns and operates its own laboratory, which is certified under the Clinical Laboratory Information Act of 1988 (“CLIA”) and accredited by the College of American Pathologists (“CAP”). CAP accreditation is the highest accreditation available to a clinical laboratory. In addition, there are levels of CAP accreditation. Biosafe has received the highest level of CAP accreditation-Accreditation with Distinction. Biosafe has the capability to process samples from almost anywhere in the world and is centrally located in Chicago, Illinois.

Strategy

Our primary objective is to commercialize at home diagnostic testing products for use by consumers. Our strategies for achieving this objective include the following:

●	To utilize master distributors where ever possible;

●	To market large retail drug chains;

●	To market to mass merchandiser with retail drug divisions; and

●	To license other products for all sources available appropriate to our customers and our markets.

Our Products

Our products specialize in the use of micro-sample blood transportation devices and unique, scientific procedures for the clinical testing of these micro-blood samples. These products are based on tried and true platforms for micro-blood sample technologies that provide accurate and convenient clinical laboratory tests. These platforms allow an individual to safely and conveniently collect, in a non-clinical setting, such as in one’s home or office, a small blood sample (a couple of drops from a finger nick) and send it to a laboratory where tests can be performed under exacting clinical standards. The blood transportation devices (a patented telfa-card and patented plastic collection device) and technologies for the collection, transportation, stabilization and processing of micro-blood samples make it possible to gather and manage bio-medical data on large populations without the impediment of a venous blood draw and a visit to the lab, clinic or physician’s office. There is no difference between the results obtained from our product’s micro-sample analysis and those obtained from a traditional venous blood draw. In fact, the FDA has found our micro-sample analysis to be substantially equivalent to that obtained from a traditional venous blood draw.

As the trend toward health consciousness increases and time constraints grow, it seems that people either do not have time for (or make excuses not to take) routine screening or diagnostic tests. In addition, some tests involve embarrassment or discomfort, so people avoid them. This, coupled with the growing trend toward self-administered at-home tests has resulted in expanding markets for our products.

Our products have been developed as a unique set of blood sample collection kits. Each kit is a complete blood collection “system” designed for a specific test that offers easy and convenient access to accurate and quantitative diagnostic testing for consumer markets. Everything needed to collect the micro-sample specimen is included in each kit. The collection process is quick and virtually painless. Using the included finger lancet, a couple of drops of blood are taken from a nick of the finger, placed in a small, proprietary micro-sample blood collection device and sent postage paid to Biosafe for analysis. A laboratory report is then mailed to the customer, physician and/or the disease management company in an easy-to-understand format. This report provides a numerical (quantitative) test value, not just a simple “yes” or “no” answer, which merely indicates the presence of a condition, not the severity (as the quantitative result does). Since all our tests provide quantitative results, the report can be used to identify and track shifts in the condition over time. This is very significant since comparing the results of an initial test to the results of subsequent tests can determine the degree of effectiveness of treatment or the onset of side effects from drug usage.

Our current products consist of the following:

●
Cholesterol Panel (a lipid profile consisting of total cholesterol, high density cholesterol (“HDL”), low density cholesterol (“LDL”) and triglycerides). This Cholesterol Panel is the first self-collected lipid profile for dried blood sample analysis that satisfies the National Cholesterol Education Program’s rigorous performance standards. It is used in the management and determination of coronary heart disease.

●
Hemoglobin A1c (a test that meets the certification standards of the National Glycohemoglobin Standardization Program). This test is critical for proper blood sugar monitoring and regulation by persons affected with diabetes.

●	Prostate Screen (a test to determine blood levels of prostate specific antigen “PSA”)). This test is used to help determine abnormal prostate conditions, such as prostate cancer.

●	Thyroid Test (a test to determine blood levels of thyroid stimulating hormone (“TSH”)). This test is used to help determine thyroid dysfunction and to successfully manage treatment regimens.

●
Anemia Test (a rapid response test - like a home pregnancy test, the results are available to the user immediately - for low hemoglobin levels). This test is used to monitor and identify the onset or change in hemoglobin levels, which is a common side effect for many disease states including HIV, chronic kidney disease and cancer.

We believe that that our tests provide the following benefits to consumers:

●	Easy and convenient to use

- low cost

- administered in private

- takes only seconds

●	Ease of use leads to the test being taken, as opposed to being avoided.

●
Test results are quantitative, as opposed to qualitative. The significance is that instead of merely indicating the existence of a condition (qualitative result), the quantitative result indicates the severity of the condition.

●	Use leads to early detection of abnormal conditions.

●	Early detection leads to early treatment, which increases the odds for a cure.

●	Changes in the condition and the effectiveness of treatment can be identified and tracked over time by comparing the quantitative test results.

Technology Platforms

The technology for our products was developed by Biosafe which has been engaged since 1994 in developing technologies and products meeting the needs of, originally, their pharmaceutical customer base, and, increasingly, retail market opportunities.

Traditional blood tests have involved a venous blood draw of a vial of the patient’s blood, performed in a physician’s office (often by a nurse or phlebotomist); a hospital setting; or at the drawing station of a traditional laboratory. Often unpleasant and often inconvenient, this process effectively reduces testing compliance when a doctor instructs a patient to make a separate visit to a lab for a test.

Our tests have been proven to produce equivalent results (via double blind trials and other FDA and CLIA required testing with much smaller blood samples, allowing for, as appropriate, self collection in the home or in a professional setting. The testing with microsamples is possible because of the collection procedure on the one end, the sample transportation and the specialized analysis of the smaller sized samples in the laboratory.

Using proprietary systems, patients provide blood samples consisting of a few drops of blood (from a lancet nick on the finger) on a specially treated paper card. Variations of this system are used for the cholesterol test, the hemoglobin A1c, and the PSA test.

The patented Enhanced Blood Collection Card used in the cholesterol panel includes a filter card with a Telfa® overlay which evenly distributes a capillary blood drop for accurate total cholesterol, HDL and triglyceride measurement. Dried blood samples have stability of 14 -28 days depending on the storage and the card treatment for a given test.

The cholesterol panel is the first and only self-collected lipid profile for dried blood sample analysis that satisfies the National Cholesterol Education Program (“NCEP”) rigorous performance standards. Proprietary methods to stabilize dried samples to serve as reference materials and standardized calibrators has attracted a positive interest from the Centers for Disease Control, which oversees the NCEP, Cholesterol Reference Method Laboratory Network, and the administration of public health testing initiatives for the World Health Organization (WHO).

Biosafe Enhanced Blood Collection Card

The patented Blood Transport System (“BTS”) is a device for collecting a specific amount of whole blood and combining it with the correct diluent for a given test, again in specific amounts. The diluent stabilizes the critical analyte (PSA or TSH, for example) for transportation, and the diluted whole blood sample is used for analysis in the lab. The BTS has the unique ability to keep blood from clotting during collection and delivery; there is a patent pending on the diluent stabilizing solution for hormones.

The primary significances of the BTS are threefold:

●	Necessity and Versatility of Liquid Blood Transportation Modes - Certain analytes cannot be transported in a dried blood spot form or any other form other than liquid

●
Ease of Use - The easy to use BTS plastic device accurately measures 80 uL of blood (about three drops, again from a finger prick) and the view port changes color to indicate when the correct amount of blood has been drawn.

●
Maintaining Clinical Stability - The BTS preserves a stable specimen as it transported, without any special considerations, other than the leak proof foil pouch noted below, through the standard USPS mail service and between virtually any climate extremes (Alaska to Arizona to the Delta region of the South). Additionally, samples have stability of 21 days.

Blood Transport System

The unique blood collection methods developed by Biosafe are complemented by the packaging in which samples are transported to the Biosafe lab in Chicago, Illinois. The patented solution ensuring sample integrity is the Biological Sample Storage Package - a desiccated foil bag that maintains the quality and stability of the blood sample during delivery to the laboratory and also extends the shelf life of the product when it is maintained in inventory. The kits also include a postage paid first class mailing envelope.

Biosafe Foil Bag

Blood collection and transportation expertise eliminates the need for a phlebotomist and courier and, as such, gives it a unique competitive advantage to all traditional laboratories. A patient/customer no longer has to endure the inconvenient and unpleasant venous blood draw required to obtain an accurate diagnostic result.

The U.S. Post Office and Canada Post have also approved the packaging for blood transport through the mail (leak proof, waterproof, safe from heat and cold, crush proof and unaffected by irradiation).

Biosafe’s laboratory has received the highest certification available from the CAP, as well as a series of other commendations and state certifications (necessary because the sample mail-in process attracts patients from all over the country and certain states require state licensing in order to serve patients from that state).

The scientists at Biosafe have demonstrated their research and development capabilities and ingenuity in modifying standard laboratory assays to work with the small blood samples collected; the results of these modifications have been tested and approved as equally effective in delivering accurate results. The methodology is proprietary in that a Biosafe sample sent to another CLIA or CAP lab whose staff has not been trained with Biosafe’s standard operating procedures will be unable to process the microsample and achieve accurate results.

For example, Biosafe worked with the Nichols Institute, designer of the gold standard of TSH analysis (Nichols Institute Diagnostics Third Generation Chemiluminescence Assay) to modify the process to accommodate a diluted capillary whole blood sample.

For the PSA test, a serum sample is traditionally used, but Biosafe developed (and tested and proved accurate) a modified Hybritech Tandem-MP PSA Assay using capillary whole blood. The Company also developed a dried blood testing process for PSA, validated against the Hybritech method. For the cholesterol (total cholesterol and panel of HDL, LDL and triglycerides), the dried blood tests were validated against the typical serum-based sampling methods. Biosafe’s patent to correct for blood volume in a serum analyte enables accurate measurement of analytes even in a dried blood sample.

Technology platforms in blood collections, transportation and analysis have simplified the process of conducting diagnostic, screening and monitoring tests by eliminating the venous blood draw and often reducing or eliminating physician appointments.

Since the blood collection methods are all simple for patients to complete on their own, the rapid test platform enables the possibility of at-home, real time tests. Alternatively, the delivery of results in a healthcare setting in real time can aid a physician in getting a treatment plan underway without a wait, or the necessity of a second visit. Many physician specialty practices do not regularly have a phlebotomist in the office, and the self collection approach removes that potential hurdle from point-of-care testing.

The challenge for rapid test technology is for it to deliver the same accuracy level of results as a comparable process in the laboratory. This was achieved this with the Rapid Test product for detection of anemia.

Developed in concert with Johnson & Johnson’s Ortho Biotech subsidiary (but with all intellectual property ownership staying with Biosafe), the test provides quantitative results showing a reading of the proportion of red blood cells in the sample. A similar product is available which provides a qualitative guide (a yes/no as opposed to a numerical reading).

While not as “scientific” as other platforms, the test instruction “placemat” is a critical component of all of our tests. It is vitally important that the blood collection and transportation process be executed without error - otherwise the test has no value for anyone concerned. In addition, the FDA is concerned about patients being informed regarding the disease or condition related to the test, and that the results are communicated appropriately and in a way that avoids any adverse events.

A significant amount of study and testing has been devoted to perfecting the instruction set (available in English and Spanish) and, as a result, each product experiences a very low level of improperly collected samples. In addition, the FDA collects comments from the public regarding complaints and adverse effects of products it approves. None of Biosafe’s products, include those licensed to us, have ever received an adverse FDA notice.

The kits in our products are simple, with about eight components. All the kits include standard-type components (e.g., plastic bandages, gauze pad, alcohol pad and lancets) as well as a specimen collection device and printed materials. Kits using treated paper for collection will include the paper component (different for each test type) and a foil bag for transportation. Kits using the patented BTS plastic collection device will include a special plastic bag to hold the plastic BTS.

All kits contain a postage paid mailing envelope for shipping the sample to the laboratory, a pre-numbered patient information and consent form, and the “placemat” of clear, step-by-step, easy to follow instructions, specific for each test as needed.

Each of our products includes the lab processing (except for the rapid tests), notification and customer service or follow-up. The patient sample is returned to the CLIA-certified, CAP accredited lab and, following standardized clinical laboratory protocols, processed with state of the art equipment and computer technology. Every test provides quantitative   data on a laboratory result report including comparisons to norms and the patient’s prior test results, if any. All the laboratory’s medical technologists are specifically trained in microsample analysis and are directly supervised by the laboratory director.

Reporting of results, tracking of data and patient privacy are critical components of the service model. All kits are bar coded and tracked from manufacture through return of results to the patient and/or doctor. A kit labeling and tracking system ensures that patient data privacy is always maintained and that third parties receiving results, such as healthcare providers, insurance companies, disease managers, etc., are properly authorized to receive that patient’s results.

Biosafe’s proprietary tracking and information management system offers additional features beyond accuracy and sample integrity. The patient results are provided to the patient in customer-friendly, easy to understand language and with exclusive TestTracker charting.

In late 2004, a simpler, less expensive, readily customizable patient authorization form was developed. This new customized form allows us to offer/accomplish the following:

●	Incorporation of a customer’s logo (retail store) on the form

●	Customized messages to patients

●	Automated linkage to customized patient letters introducing the customer, the program process and/or the Biosafe test

●	Automated individual patient shipments using the patient demographics as a “see thru” address on the form

●	Highly tailored linkage of the compliance results to doctors, sales representatives, specific customer territories, etc.

Under our license agreement with Biosafe, customer service is provided through their team of customer service representatives supported by medical professionals. They are available on call during business hours to answer questions about how to use the kits, the printed instructions, and the patient results reports. If there is an extremely abnormal test result the customer service representative will contact the patient directly to explain the test result in person.

Competition

Competition in the human medical diagnostics industry is significant. Our competitors range from development stage diagnostics companies to major domestic and international pharmaceutical and biotechnology companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than we do. In addition, many of these companies have name recognition, established positions in the market and long standing relationships with customers and distributors. The diagnostics industry continues to experience significant consolidation in which many of the large domestic and international healthcare companies have been acquiring mid-sized diagnostics companies, further increasing the concentration of resources. However, competition in diagnostic medicine is highly fragmented, with no company holding a dominant position in autoimmune or vascular diseases. There can be no assurance that new, superior technologies will not be introduced that could be directly competitive with or superior to our technologies.

Our competitors include Bayer Corporation, Flexsite Diagnostics, Inc. and AccuTech, LLC. We compete against these companies on the basis of product performance, customer service, and to a smaller extent, price.

Markets for our products

We currently have plans to market and distribute only proprietary medical diagnostic products developed and licensed to us by Biosafe. Our licensed markets are the retail drug outlets in the United States and internet based retail drug companies. The core technology in our products involves an integrated set of patented blood collection, transportation and diagnostic platforms which together provide an individual with a highly accurate diagnostic test result through the use of microsamples that can be easily self-collected outside a clinical environment and analyzed without the use of specialized equipment.

Our products are FDA cleared and/or CLIA validated diagnostic tests. Our products test for conditions such as thyroid activity (TSH), anemia (Hb), cholesterol concerns (full lipid profile), diabetes monitoring (HbA1c), and prostate screens (PSA). These diagnostic platforms are sufficiently unique that they are presently for sale in retail chains such as Albertson’s, CVS and Walgreens and on the internet at Amazon.com and Drugstore.com.

Our licensed technology provides our retail drug company customers with several distinct competitive advantages.

●
Virtually every major diagnostic laboratory continues to base its business model on the assumption that the testing process begins with three vials of blood obtained in the offices of its customer base: doctors and clinics. Our products, however, totally disrupt this model by empowering the major distributors/retailers to bypass the clinic and go direct-to-the-consumer with a wide range of well understood and widely accepted diagnostics. (Our licensor and laboratory operator, Biosafe, retains a contract staff of medical technicians who contact anyone with “out of range” results to be sure those patients are specifically urged to seek counsel from their healthcare professionals.)

●
Some of our diagnostic products were originally created through the funding and support of world class research laboratories and pharmaceutical companies. As part of our license for these products, we have obtained the ability to utilize all the intellectual property associated with its technology platforms and products.

●
The technology on which our products are based is in a broad platform form from which additional tests might be quickly derived. For example, an entire new platform of rapid diagnostics leveraging the technology behind our recently FDA certified anemia test may now be feasible.

●
The accuracy and ease of availability of our diagnostic systems greatly increases the addressable market for each test. It is now possible to service difficult to reach populations and to significantly improve compliance rates within existing ones. The reason is that no lab visit is required and collection of small blood samples (a finger nick as opposed to a venous draw of a vial of blood) is done at home or point-of-care. Sample kits can thus be mailed to anyone, anywhere with results are either learned at that time or within, on average, two days of receipt by our licensed lab. Results from rapid tests are available within minutes.

●
The retail cost of our tests is, in most cases, less than half the amount charged by traditional laboratories and the opportunity cost of the hassle and expense of missing work just for a blood draw is eliminated.

Presently, there are more than 50,000 retail drug outlets in the United States.

Warranties

We will offer warranty coverage for all of our products, although we do not have a standard warranty program. The terms and conditions of our warranty coverage depend on our purchase orders with customers. Generally, we guarantee our customers' satisfaction with our products. If a customer has a complaint about a product, we will replace it. We may also refund the purchase price regardless of where the product was purchased.

Our License Agreement with Biosafe

On September 7, 2006, we entered into a distributor and license agreement with Biosafe for five diagnostic products (which are identified under the caption “Our Products” above) and the performance of Biosafe of services relating to four of such products. The agreement grants to us the exclusive right to distribute and sell the products to the Market. The Market means retail drug stores, retail drug mass merchandisers, and the distributors, marketers, brokers and group buyers who supply medical products to retail drug stores and retail drug mass merchandisers in the United States and internet-based retail drug companies, wherever they are located. To retain exclusivity we are required to sell and collect payment on 250,000 units of the licensed products by December 31, 2007 and 300,000 units each calendar year thereafter. If we fail to achieve the minimum for any period, Biosafe can convert the foregoing license to a non-exclusive license.

The license agreement grants us a non-exclusive, non-transferable and non-assignable license to use Biosafe’s patents, trademarks and technology rights relating to the licensed products and the processing and reporting of laboratory analyses of samples collected using the products

The term of the license is 25 years.

As part of our license, Biosafe is obligated throughout the entire term of the license agreement to manufacture the products and provide laboratory testing services for the products for us based in each case on a cost plus 20% formula. We have the option of manufacturing the products ourselves and/or opening a clinical laboratory to process the test results. Whether we do so or not, we are required to pay to Biosafe an 8% royalty on our collections of sales of licensed products (the gross sales amount received less freight, taxes and returns borne by us) and we must conform to all packaging and manufacturing requirements imposed on Biosafe or any other manufacturer by the FDA or other regulatory body.

To acquire the license to the five products, we were required to pay to Biosafe a one time fee of $1,000,000 in cash and issue to Biosafe 6,050,000 shares of our common stock, valued at $3,300,000. We have the right, but not the obligation, to acquire an exclusive license to distribute in the Market additional products from Biosafe throughout the term of the license at an agreed upon price of not more than $1,000,000 per product plus royalties.

Under our license, Biosafe must maintain and fulfill all regulatory requirements appropriate to the products. This includes manufacturing under Good Manufacturing Practices, as modified, updated or changed. The laboratory where our samples are processed must be CLIA certified or accredited by the College of American Pathology. Presently, Biosafe’s laboratory is both CLIA certified and CAP accredited.

Biosafe must maintain all FDA clearances or other approvals as may be required for the products to be legally sold in the United State. Presently, all products meet these requirements.

Patents, Trade Secrets and Trademarks

Under our license agreement with Biosafe, we have been granted a non-exclusive, non-transferable and non-assignable license to use without additional cost all of Biosafe’s patents and trademarks relating to the products we license from Biosafe. Biosafe has the obligation to maintain these patents and trademarks. We do not acquire any ownership rights in the patents or trademarks Biosafe has associated with the products but we may repackage the products using a trademark of our selection and design.

We do not own any intellectual property rights. Set forth below is information on the patents Biosafe licenses to us under the license agreement:

Patents Issued:

•
Method for Correcting for Blood Volume in a Serum Analyte Determination (#6,040,135 expires March 20, 2017;6,187,531 expires February 12, 2018)
This patented process is the mathematical conversion from blood to serum based upon the red cell mass. It is the means by which the results of the test can be interpreted.

•
Biological Sample Storage Package and Method for Making Same (#6,176,371 expires January 22, 2018)
This is a desiccated foil bag that maintains the quality and stability of the blood sample during delivery to the laboratory and also extends the shelf life of the product when it is maintained in inventory.

•
Whole Blood Collection Device and Method (#6,406,919 expires June 17, 2010; 6,673,627 expires January 5, 2021)
A blood transport system and coating solution which keeps blood from clotting during the collection and delivery processes.

•
A Method for Stabilizing Amino Transferase Activity in a Biological Fluid (#6,465,202 expires October 14, 2019)
This is a test that measures liver enzymes to test liver function and detect early complications of liver damage due to adverse effects of therapeutic drugs.

•	Device for Collecting and Drying a Body Fluid (#6,524,533 expires February 24, 2020)

This device, which is used in conjunction with the liver enzyme test, collects and separates whole blood and dries the serum.

•	Anemia Meter (#7,115,421 expires October 2, 2023)

An immediate response device for qualitative and quantitative anemia testing.

Patents Pending:

•	Body Fluid Collection Device (10/135,654, filed 4-30-02)

This is a method to enhance the filter paper onto which the blood sample is deposited. A spreading layer is placed on the filter paper which helps maintain a consistent flow of blood across surface of the filter paper. The even distribution of the blood improves the precision and accuracy of the test results and prevents rejection of the test due to poor sample quality.

Patent applications in the United States are maintained in secrecy until patents are issued. There can be no assurance that any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that the patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If the courts uphold existing or future patents containing broad claims over technology used by us, the holders of such patents could require us to obtain licenses to use such technology.

Where appropriate, we intend to obtain patent protection for our products and processes. We also rely on trade secrets and proprietary know-how in our manufacturing processes. We will require each of our employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with us. Each agreement will provide that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not be disclosed to third parties except in specified circumstances. In the case of employees, the agreements will provide that all inventions conceived of by an employee shall be the exclusive property of the Company.

Regulation

The testing, manufacturing and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA. The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices, which includes diagnostic products. We are limited in our ability to commence marketing or selling diagnostic products in the United States until clearance is received from the FDA. In addition, various foreign countries in which our products may be sold impose local regulatory requirements. The preparation and filing of documentation for FDA and foreign regulatory review can be a lengthy, expensive and uncertain process.

In the United States, medical devices are classified by the FDA into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to ensure their safety and effectiveness in a reasonable manner. Class I devices are subject to general controls (e.g., labeling, pre-market notification and adherence to QSR requirements). Class II devices are subject to general and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices or new devices that have been found not to be substantially equivalent to legally marketed devices). All of our current products and products under development are or are expected to be classified as Class II devices.

Before a new device can be introduced in the market, we must obtain FDA clearance or approval through either clearance of a 510(k) pre-market notification or approval of a pre market approval (“PMA”) application, which is a more extensive and costly application. All of our products have been cleared using a 510(k) application and we expect that most future products will also qualify for clearance using a 510(k) application (as described in Section 510(k) of the Medical Device Amendments to the Food, Drug & Cosmetic Act of 1938).

It generally takes up to 90 days from submission to obtain 510(k) pre-market clearance but may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. There can be no assurance that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors.”

Our customers using diagnostic tests for clinical purposes in the United States are also regulated under the Clinical Laboratory Information Act of 1988, or CLIA. The CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the United States by requiring that any health care facility in which testing is performed meets specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations have established three levels of regulatory control based on test complexity: “waived,” “moderately complex” and “highly complex.”  Under the CLIA regulations, all laboratories performing high or moderately complex tests are required to obtain either a registration certificate or certification of accreditation from the “Centers for Medicare and Medicaid Services” (“CMS”), formerly the United States Health Care Financing Administration. There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have an adverse impact on the potential market for our future products.

We are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that we will not incur significant costs to comply with laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business, financial condition and results of operations.

Employees

As of September 21, 2006, we had one full time employee, our Chief Executive Officer, Michael Sosnowik. During the next twelve months the Company plans to hire at least three new employees, including a Chief Financial Officer, a sales executive and an administrative assistant, and depending on future strategies, sales successes and any other employee intensive strategies, it is possible that the Company may need to hire or retain additional employees or consultants.

Description of Property

We do not own any real estate or office equipment. Our headquarters are located temporarily in an office provided to the Company by Mr. Sosnowik at 233 Narragansett Avenue, Lawrence, New York 11559. The Company does not pay rent to Mr. Sosnowik for such space, but it reimburses Mr. Sosnowik for all office expenses incurred by him. This arrangement is temporary until the Company locates its permanent office location within the next six months.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information with respect to the directors and executive officers of Lab123 as of September 21, 2006:

Name	Age	Position	Director/Officer Since
Michael Sosnowik	50	Chief Executive Officer	August 2006
Henry Warner	58	Director and Chairman of the Board	August 2006
Fred Fitzsimmons	66	Director (1)	September 2006
Kent Connally	60	Director (1)	September 2006
Kurt Katz	74	Director (1)	September 2006

(1) Member of Audit Committee and Compensation Committee.

Michael Sosnowik, was elected as the Chief Executive in August 2006. Mr. Sosnowik’s experience includes being a private consultant regarding the pharmaceutical industry from August 2004 to August 2006, President of Q.K. Healthcare, Inc., a $2 billion specialty product distributor to primarily retailers from 1995 through August 2004, Executive Vice President of Choice Drug Systems, responsible for the southern region operations from 1992 through 1995 and Executive Vice President and an owner of a $20 million national pharmacy provider from 1989 through 1992. Mr. Sosnowik is a 1980 graduate of the University of Maryland, School of Pharmacy.

Henry Warner was elected as a director and Chairman of the Board in August 2006. Mr. Warner is the Chief Executive Officer and Chairman of Biosafe Medical Technologies, Inc., an affiliate of Biosafe, the manufacturer, lab processor and licensor of Lab123’s primary sales products and a substantial stockholder of Lab123, Inc. Mr. Warner has operated as chief executive officer of several small businesses over his 30 year career and has been the President and Chief Executive Officer and, indirectly through a family owned company, the majority shareholder, of Biosafe since 1996.

Fred Fitzsimmons was elected as a director in September 2006. Since 1995 he has been Chief Executive Officer and Managing Director of Fitzsimmons & Latsoudis Consulting, Inc., a health care industry consultancy firm. In August 2004 Mr. Fitzsimmons founded ViviCells International LLC and has been the Chief Executive Officer of that company and its subsidiaries since such time. The subsidiaries, NeoCells and AdultCells, collect, process, test, cryopreserve and store umbilical cord blood and adult peripheral blood stem cells for their clients.  Mr. Fitzsimmons also has been President and Chief Executive Officer of Fitzsimmons Communications Group, Inc., a boutique healthcare marketing, advertising and communications agency.   Mr. Fitzsimmons is also a director of Biosafe Medical Technologies, Inc., an affiliate of Biosafe.

Kent Connally was elected as a director in September 2006. Mr. Connally has been an attorney since 1975 and has practiced real estate law as a solo practitioner since 1992.

Kurt Katz was elected as a director in September 2006. Since June 1985 he has been Chairman of Polymeric Resources, a manufacturer of nylon resin compounds

Board Committees

Our Board of Director has appointed our three independent directors, Fred Fitzsimmons, Kent Connally and Kurt Katz, to serve as members of the two committee of the Board of Directors that we have established- the audit committee and the compensation committee.

Our audit committee will be involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our Board of Directors has adopted a written charter for the audit committee which the audit committee will review and reassess for adequacy on an annual basis.

The compensation committee will serve as the stock option committee for any stock option plan that we may adopt, and it will review and approve any employment agreements with management and changes in compensation for our executive officers. Our Board of Directors has adopted a written charter for the compensation committee.

EXECUTIVE COMPENSATION

Executive Compensation

Michael   Sosnowik became the first employee of the Company when he was hired as the Chief Executive Officer on August 30, 2006. The Company has had no other employees or officers since its inception on August 25, 2006.

Employment Agreement with Michael Sosnowik

  Michael Sosnowik serves on a full-time basis as the President, Chief Executive Officer of the Company pursuant to an employment agreement with the Company dated as of August 30, 2006. The agreement has a five year term. The term is automatically renewed on a year to year basis unless either party gives written notice of termination to the other party at least 60 days before the end of the current term of the agreement. However, Mr. Sosnowik’s employment under the agreement shall be immediately terminated upon his death or total disability or upon notice of termination by the Company for cause or without cause.

  Under the agreement Mr. Sosnowik receives a base salary at the rate of $200,000 per annum. In addition, if, with respect to any fiscal year beginning with fiscal year 2007 during the term of the agreement, the Company reports an EBITDA in excess of a specified Target Amount (2007- $2,983,000; 2008 - $5,525,000; 2009 - $5,525,000) for such fiscal year, Mr. Sosnowik shall be paid a bonus of $200,000. Prior to 2010, EBITDA targets for 2010 and 2011 shall be mutually agreed upon by Mr. Sosnowik and the Compensation Committee of the Board of Directors.

Pursuant to the employment agreement the Company has also issued to Mr. Sosnowik an aggregate of 1,500,000 shares of the Company’s common stock. 300,000 of such shares were issued free of any contractual restrictions. The remaining 1,200,000 shares are subject to forfeiture if Mr. Sosnowik’s employment is terminated. 300,000 of such shares shall become vested and not subject to forfeiture on each of the first through fourth anniversaries of the date of Mr. Sosnowik’s employment agreement (September 1, 2006) if Mr. Sosnowik is then employed by the Company.

If termination of the employment agreement is by the Company for “Cause”, as result of Mr. Sosnowik’s Total Disability, death or retirement or if Mr. Sosnowik terminates the agreement for other than Good Reason, the only compensation of any kind or nature that Mr. Sosnowik shall be entitled to receive under the agreement following such termination shall be such compensation earned by him prior to the date of termination and which is then unpaid

If termination of the agreement is by the Company for any reason other than Cause or by Mr. Sosnowik for Good Reason, then and only in such event, commencing with the last day of the month following the month in which termination of his employment with the Company occurs and on the last day of each month thereafter for eleven consecutive calendar months, Mr. Sosnowik will be entitled to receive one-twelfth of his base salary on the date of termination.

“Cause” shall mean the occurrence of any one or more of the following with respect to Mr. Sosnowik:

•	his conviction of a felony (through trial or plea);

•	his conviction of any crime (be it a felony or otherwise) involving misuse or misappropriation of money or other property or involving a breach of trust;

•
any act of dishonesty that either is intended to or results in his substantial and improper personal enrichment at the expense of the Company or adversely affects the business or financial condition of the Company;

•	the willful commission of acts of misconduct that result in injury to the Company or its assets or business;

•
his breach of any covenant or agreement under the agreement and his failure to cure such breach (if such breach can be cured) within thirty (30) days after written notice thereof has been given to him by the Company;

•	any failure, neglect or refusal by him to perform any material obligation under the agreement;

•	his violation of any statutory or common law duty of loyalty to the Company;

•	his habitual intoxication; or

•	his drug addiction.

Good Reason" shall mean, without Mr. Sosnowik’s written consent:

•	the assignment to him of duties inconsistent with those of President of the Company, or a reduction in such duties;

•
the breach by the Company of any provision of the agreement where such breach has not been cured within thirty (30) days from the Company’s receipt of written notice from Mr. Sosnowik to cure such breach; or

•	the Board of Directors requiring Mr. Sosnowik to perform, ignore, supervise or otherwise participate in illegal, unethical or materially misleading acts.

 If, at any time while the agreement is in force, the Company is sold or otherwise experiences a Change in Control, then either the Company or Mr. Sosnowik may terminate Mr. Sosnowik’s employment without breaching any provision hereof and without having to compensate Mr. Sosnowik, except that Mr. Sosnowik shall immediately vest in all shares issued to him and the Company shall compensate him as if the agreement was terminated by him for Good Reason. The term “Change of Control" means the effect of any transaction in which holders of the Company's voting power immediately prior to such transaction do not continue after such transaction to hold securities of the Company having the voting power necessary to elect a majority of the members of the board of directors of the Company.

Directors' Compensation

Each independent director shall receive an annual directors' fee of $5,000. In addition, each such person shall be reimbursed for all out of pocket expenses in connection the person’s service as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 22, 2006, certain information regarding the ownership of Lab123’s common stock by (i) each person known by Lab123 to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of Lab123’s directors, (iii) each executive officer and (iv) all of Lab123’s executive officers and directors as a group. Beneficial ownership, for purposes of this table, includes preferred stock convertible into common stock and warrants to purchase common stock that are either currently exercisable or convertible or will be exercisable or convertible within 60 days of November 22, 2006.

The percentage ownership data is based on 7,675,000 shares of our common stock outstanding as of November 22, 2006. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to warrants or underlying convertible preferred stock that are currently exercisable or convertible, or will become exercisable or convertible, within 60 days of November 22, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrant or convertible preferred stock, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Barron Partners LP c/o Barron Capital Advisors, LLC 730 Fifth Avenue, 25 th Floor New York, NY 10019	7,548,000(1)	4.9%

Biosafe Laboratories, Inc. 8600 West Catalpa Chicago, Illinois 60656	6,050,000	78.8%

Michael Sosnowik 233 Narragansett Avenue Lawrence, New York 11559	300,000(2)	3.9%

Henry Warner c/o Biosafe Medical Technologies, Inc. 100 Field Drive, Suite 240 Lake Forest, Illinois 60045	0(3)	0%

All current directors and current executive officers as a group (2 persons)	300,000(2)(3)	3.9%

(1)
Contractual restrictions in the Barron preferred stock purchase agreement and warrants prohibit Barron from exercising any warrants or converting any preferred stock if such conversion or exercise would cause it to exceed 4.9% beneficial ownership of Lab123. Barron Partners holds 3,774,000 shares of Series A Convertible Preferred Stock (currently convertible into Lab123 common stock on a share for share basis) plus warrants to purchase up to an aggregate of 3,774,000 shares of common stock of Lab123, in each case not giving effect to the contractual restrictions.

(2)
Under his employment agreement with the Company, dated as of August 30, 2006, on such date Mr. Sosnowik was issued 1,500,000 shares of the Company’s common stock, of which 300,000 shares were fully vested on issuance and 300,000 shares shall become vested on the each of the first through fourth anniversaries of August 30, 2006 provided that Mr. Sosnowik is then employed by the Company under the agreement. Therefore, the 1,200,000 shares of common stock of the Company which were issued to Mr. Sosnowik on August 30, 2006, but which are not yet vested on the date of this prospectus are not reported in the table as beneficially owned by Mr. Sosnowik.

(3)
Mr. Warner is the Chief Executive Officer and Chairman of the Board of Biosafe, which directly owns 6,050,000 shares of common stock of Lab123. Mr. Warner is the managing member of a limited liability company which owns approximately 54% of the outstanding common stock of Biosafe.

DESCRIPTION OF SECURITIES

The Company currently has 15,000,000 authorized shares of common stock, $.001 par value, of which 7,675,000 shares are issued and outstanding and 3,774,000 shares are reserved for issuance upon the exercise of outstanding stock warrants and 3,774,000 shares are reserved for issuance upon conversion of outstanding shares of convertible preferred stock. In addition, the Company has 5,000,000 authorized shares of preferred stock, of which 3,774,000 shares of Series A Stock are issued and outstanding which shares are without dividend rights, but are convertible into an aggregate of 3,774,000 shares of common stock upon their exercise.   The conversion rate into common stock of the shares of Series A Stock is subject to adjustment upon the occurrence of certain specified events, including the issuance of additional shares of common stock or a subdivision or combining of shares of common stock. In addition, if the Company’s EBITDA for the three months ending December 31, 2006 and the fiscal year ending December 31, 2007 as reported in the audited financial statements of the Company for such periods, are less than certain targeted amounts, the conversion rate shall be adjusted based upon a formula. The Series A Stock have no voting rights. However, so long as any shares of Series A Stock are outstanding, the Company shall not, without the affirmative approval of the holders of the shares of the Series A Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Stock or alter or amend the Certificate of Designation of the Series A Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation of the Company senior to or otherwise pari passu with the Series A Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions of the Series A Stock, (d) increase the authorized number of shares of Series A Stock, or (e) enter into any agreement with respect to the foregoing.

The conversion right as contained in the Certificate of Designations of the Series A Stock provides that a holder may not convert an amount of Series A Stock to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.9% of the Company’s issued and outstanding common stock after giving effect to such conversion.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of shares of Series A Preferred Stock are entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock, an amount equal to $0.53 per share before any distribution or payment shall be made to the holders of any junior securities. Certain change in control transactions may also, at the election of the holder of the Series A Stock, be treated as a liquidation.

Each share of outstanding common stock is entitled to one vote. Shares of common stock have no preemptive rights.

The rights, preferences, privileges and limitations of the remaining preferred stock have not been established, and no series of preferred stock has been established. The rights, preferences, privileges and limitations of the preferred stock, in one or more series, may be established by the Board without the approval of the holders of the common stock.

Authorized but unissued common stock may be issued for such consideration as the Board determines to be adequate. Issuance of common stock could have a dilutive effect on current stockholders. Stockholders may or may not be given the opportunity to vote on the issuance of common stock, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock is then trading, if any, and the judgment of the Board. Having a substantial number of authorized and unreserved shares of common stock and preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock. Management could use the additional shares to resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent stockholders. This could delay, defer, or prevent a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have not been any transactions, or series of similar transactions, since the inception of the Company, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer of the Company, nominee for election as a director, any five percent security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest, except that on September 7, 2006 we entered into a license and distributor agreement with Biosafe for our five Diagnostic Products.

To acquire the license, we paid to Biosafe a one time fee of $1,000,000 in cash and issued to Biosafe 6,050,000 shares of our common stock, valued at $3,300,000. Henry Warner, one of our directors and our Chairman of the Board, is also the Chief Executive Officer and Chairman of the Board of Biosafe.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  There is no market for our common stock.

As of November 22, 2006, we had 3 record holders of our common stock.

We have not paid dividends on our common stock, and the terms of Certificate of Designations relating to the creation of the Series A Stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

As of November 7, 2006, there were reserved for issuance a total of 7,548,000 shares, of which 3,774,000 were issuable upon conversion of the Series A Stock and 3,774,000 shares were reserved for issuance upon exercise of the warrants. No shares are available for sale pursuant to Rule 144 as of the date of this prospectus.

See "Selling Stockholders" for information relating to the issuance of stock since our organization.

Equity Compensation Plan Information

As of the date of this prospectus, the Company does not have any equity compensation plans.

Transfer Agent

  The Company currently acts as its own transfer agent, but plans to engage a transfer agent when, and if, a trading market for its common stock develops.

Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. The Company’s common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell the Company’s common stock and may affect the ability of investors to sell our common stock in the secondary market.

LEGAL PROCEEDINGS

Lab 123 is not a party to any litigation or legal proceeding.

EXPERTS

The financial statements of Lab123, Inc. at August 31, 2006 and for the period from August 25, 2006 (inception) to August 31, 2006 included in this prospectus to the extent and for the periods indicated in its report, have been audited by Marcum & Kliegman, LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Guzov Ofsink, LLC, New York, New York.

INDEX TO FINANCIAL STATEMENTS
Lab123, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
LAB123, INC.

We have audited the accompanying balance sheet of LAB123, INC. (A Development Stage Company) (the “Company” ) as of August 31, 2006 and the related statement of operations, changes in stockholder’s deficiency and cash flows for the period from August 25, 2006 (Date of Inception) to August 31, 2006. These financial statements are the responsibility of the Company ’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company ’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LAB123, INC. (A Development Stage Company) as of August 31, 2006, and the results of its operations and its cash flows for the period from August 25, 2006 (Date of Inception) to August 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception and has a working capital deficiency as of August 31, 2006. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York
September 21,   2006

Lab123, Inc.
(A Development Stage Company)
Balance Sheet
August 31, 2006

TOTAL ASSETS	$-

Accrued expenses	5,628
Due to Biosafe	18,619
Total Current Liabilities	24,247

TOTAL LIABILITIES	24,247

Stockholder's Deficiency
Series A Convertible Preferred Stock - .001 par value; 6,000,000 authorized; none issued and outstanding	-
Common Stock - .001 par value; 15,000,000 authorized; 1,500,000 issued and outstanding	1,500
Additional paid-in capital	106,500
Deficiency accumulated during the development stage	(132,247)
Total Stockholder's Deficiency	(24,247)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$-

The accompanying notes are an integral part of these financial statements.

Lab123, Inc.
(A Development Stage Company)
For the period from August 25, 2006 (Date of Inception)
to August 31, 2006
Statement of Operations

OPERATING EXPENSES:

Compensation	$108,000
Formation and legal expenses	24,247

Total Operating Expenses	132,247

NET LOSS	$(132,247)

Basic and diluted loss per common share	$(0.31)

Weighted average common shares, basic and diluted	428,571

The accompanying notes are an integral part of these financial statements.

Lab123, Inc.
(A Development Stage Company)
Statement of Changes in Stockholder's Deficiency
For the period from August 25, 2006 (Date of Inception)
to August 31, 2006

				Deficiency
				Accumulated
			Additional	During the	Total
	Common Stock		Paid - in	Development	Stockholder’s
	Shares	Amount	Capital	Stage	Deficiency

Issuance of shares under employment agreement	1,500,000	$1,500	$106,500		$108,000
(August 30, 2006, $0.36)

Net loss				(132,247)	(132,247)
Balance at August 31, 2006	1,500,000	$1,500	$106,500	$(132,247)	$(24,247)

The accompanying notes are an integral part of these financial statements.

Lab123, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the period from August 25, 2006 (Date of Inception)
to August 31, 2006

Cash Flows From Operating Activities
Net Loss	$(132,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock based compensation	108,000
Changes in operating liabilities:
Due to Biosafe	18,619
Accrued expenses	5,628

Net cash used in operating activities	-

Change in Cash	-

Cash - Beginning of the Period	-

Cash - End of the Period	$-

The accompanying notes are an integral part of these financial statements.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Organization, Business and Operations

Lab123, Inc. (a development stage company) (“Lab123” or the “Company”) is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, Development Stage Enterprises and was incorporated in Delaware on August 25, 2006. Lab123 is a marketing, distributing and manufacturing company whose objective is to license, broker or acquire retail medical diagnostic products and services to sell into retail drug stores and chains the United States and internet drug retailers. As of August 31, 2006, the Company has not commenced operations and will continue to report as development stage company until significant revenues are generated.

All activity through August 31, 2006 relates to the Company’s formation and the progress towards the completion of the private placement described below. The Company has selected December 31 as its fiscal year-end.

On September 6, 2006 the Company entered into a convertible preferred stock purchase agreement with Barron Partners to issue 3,774,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) and a warrant (see note 6) to purchase 3,774,000 shares of common stock for $2,000,000. As described more fully in Note 3, these proceeds will be used primarily to fund the Company’s working capital needs, pay the expenses associated with the formation of Company and partially fund the license the Company has obtained of certain retail medical diagnostic products (see Note 6) to sell into the retail drug stores and chains the United States and internet drug retailers.

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies the Company will continue to meets its obligations and continue its operations for the next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has not generated revenues since inception, has accumulated losses of $132,247 since inception and does not have sufficient working capital to sustain its operations for the next fiscal year. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain additional necessary equity financing to continue operations, the successful acquisition of a business or assets, and the attainment of profitable operations. Management has plans in place to address this concern and expects that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance that additional funding will be available to the extent required to address this concern.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - Summary of Significant Accounting Policies

Revenue Recognition

Revenue is recognized upon shipment of products. Sales discounts and allowances are recorded at the time product sales are recognized and are offset against sales revenue.

Income Taxes

The Company is in the development stage and incurred net operating losses, therefore no provisions for income taxes have been established. As of August 31, 2006, the Company's net operating loss carry-forward totaled approximately $132,000.

The Company recorded a deferred tax asset for the tax effect of the net operating loss carry forwards aggregating approximately $49,500. A full valuation allowance has been provided that reduced the tax benefits accrued by the Company for these operating losses to zero as it cannot be determined when, or if, the tax benefits derived from these losses will materialize.

Development Stage Company

The Company has not generated any revenues to date; accordingly, the Company is considered a development stage enterprise as defined in Financial Accounting Standards Board No. 7, "Accounting and Reporting for Development Stage Companies." The Company is subject to a number of risks similar to those of other companies in an early stage of development.

Loss Per Share

Basic loss per share was computed using the weighted average number of outstanding common shares. Diluted loss per share includes the effect of dilutive common stock equivalents from the assumed exercise of options, warrants and convertible preferred stock. Common stock equivalents were excluded in the computation of diluted loss per share since their inclusion would be anti-dilutive. As of August 31, 2006, the Company did not have common stock equivalents.

Stock Based Compensation

The Company adopted SFAS No. 123R "Share Based Payment". This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period.

On August 30, 2006, the Company issued 1,500,000 shares of common stock to the Chief Executive Officer; the Company has recorded a charge to operations of $108,000 for the 300,000 shares that vested immediately on the date of issuance. The remaining 1,200,000 shares have been valued at $432,000 and will be amortized over the life of the employment agreement (see Note 4). As of August 31, 2006 the Company has not granted options or warrants to purchase shares of its common stock.

Compensation cost for awards that vest will not be reversed if the awards expire without being exercised.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The Company evaluates its financial instruments such as convertible preferred stock, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

At August 31, 2006 the Company has not entered into financial instruments, as discussed above. Please see Note 6 “Subsequent Events” for discussion of financial instruments entered into subsequent to August 31, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Product Warranty

The Company will offer warranties for certain of its products and/or customers. The Company will accrue its estimated exposure to warranty claims based upon historical warranty claim costs as a percentage of sales. Management will review these estimates on a regular basis and adjust the warranty provisions as actual experience differs from historical estimates. For the period August 25, 2006 (Date of Inception) through August 31, 2006 the Company has not incurred any warranty claims expense as the Company has not yet commenced operations.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 155”), and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” . SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided we have not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not expect that the adoption of SFAS 155 will have a material impact on its financial position and results of operations.

In July 2006,  the Financial Accounting Standards Board (the “FASB”)  issued  FASB  Interpretation  No. 48,  "Accounting  for Uncertainty in Income Taxes - an  interpretation  of FASB Statement No. 109" ("FIN48"),  which  clarifies the accounting  for  uncertainty  in tax positions.  This interpretation  requires  that the Company recognize  in its financial  statements,  the impact of a tax  position,  if that  position  is more  likely than not of being sustained  on  audit,  based  on  the  technical  merits  of the  position.  The provisions of FIN 48 are effective as of the beginning of the Company's 2007 fiscal year, with the cumulative effect of the change in accounting  principle recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on Company’s consolidated financial position, results of operations or cash flows.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Related Party Transactions

Employment Agreement

On August 30, 2006 the Company entered into a five year employment agreement with Mike Sosnowik, the Company’s CEO, that calls an for annual salary of $200,000 and an incentive bonus of $200,000 if certain target earnings before interest, taxes, depreciation and amortization ("EBITDA") (2007-$2.983,000; 2008- $5,525,000; 2009-$7,385,000) are achieved plus 8% on any earning above target. In addition, Mr. Sosnowik was issued 1,500,000 shares of common stock at par value. Of the total grant, 1,200,000 shares are subject a restriction that requires the return of such shares to the Company, at no cost. This restriction lapses at the rate 300,000 shares for each year the agreement remains in effect. The Company recorded a charge of $108,000 for the 300,000 shares that vested on the date of issuance. The remaining 1,200,000 shares valued at $432,000 will be amortized over the life of the agreement.

Due to Biosafe

For the period ended August 31, 2006 Biosafe Laboratories, Inc. (“Biosafe”) paid legal costs of $ 6,247 on behalf of the Company and incurred costs for certain formation services provided to the Company. As of August 31, 2006, $ 18,619 is due to Biosafe. The balance does not have repayment terms or a stated interest rate. Biosafe is the licensor of the Company's license agreement (see Note 6b).

NOTE 5 - Commitments

The Company presently occupies office space provided by the CEO at no charge to the Company, except for office related out-of-pocket expenses.

NOTE 6 - Subsequent Events

a) Private Placement

On September 6, 2006, the Company sold to Barron Partners, L.P. (“Barron”) 3,774,000 shares of Series A Preferred at $0.53 per share, for a total of $2,000,000. One share of Series A Preferred is initially convertible into one share of Common Stock at any time, except that at no time may Barron own any more than 4.9% of the Company’s issued and outstanding common stock. In addition, Barron received warrants to purchase 3,774,000 shares of common stock (“warrant”). The warrants entitle the holder to purchase from the Company an equal number of common stock at an exercise price per share of $0.80 for 1,887,000 shares and $1.10 for the remaining 1,887,000 shares. The warrants are exercisable immediately and shall expire five years from the purchase date. Barron Partners will be reimbursed $85,000 to cover its due diligence and transaction costs. The warrants carry a cashless exercise provision.

Pursuant to the terms of the agreement, from September 6, 2006, the purchase date, until the expiration of 48 months after the Closing Date or until Barron owns less than 5% of their Series A Preferred, whichever occurs first, if the Company closes on the sale of a note or notes, shares of common stock, or shares of any class of Preferred Stock at a price per share of common stock, or with a conversion right to acquire common stock at a price per share of common stock, that is less than the conversion value the Company shall make a post-purchase adjustment in the conversion value so that the conversion value is reduced to price per share of common stock or conversion price of the securities sold.

Conversion price adjustment based on 2006 and 2007 earnings per share:

In the event the Company earns between $0.0306 and $0.0187 (40% Decline) per share (where such earnings in this computation shall always be defined as earnings on a pre tax fully diluted basis for the year ended December 31, 2006 from continuing operations before any non-recurring items), the then current conversion value at the time the 2006 Audited Financials are filed with the SEC shall be decreased proportionally by 0% if the earnings are $0.0306 per share or greater and by 40% if the earnings are $0.0187 per share or less.

In the event the Company earns between $0.19 and $0.1446 (25% Decline) per share (where such earnings in the computation shall always be defined as earnings on a pre tax fully diluted basis for the year ended December 31, 2007 from continuing operations before any non-recurring items), the then current conversion value at the time the 2007 Audited Financials are filed with the SEC shall be decreased proportionally by 0% if the earnings are $0.19 per share or greater and by 25% if the earnings are $0.1446 per share or less.

Lab123, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

The stock purchase agreement also contains certain covenants including:

•
For five years after Closing the Company shall not to enter into any new borrowings of more than twice as much as the sum of the EBITDA from recurring operations over the past four quarters without Barron’s consent.

•	A majority of the Board of Directors must qualified independent members.

•	In any future stock issuance, Barron has the right to purchase issued shares sufficient to prevent dilution.

The Series A Preferred will be accounted for in accordance with Emerging Issues Task Force ("EITF") No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"), EITF No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments". Upon issuance of the Series A Preferred the Company recognized an effective beneficial conversion feature of approximately $524,000 based upon the relative fair values of the underlying securities issued. This beneficial conversion feature will be recorded as a deemed preferred stock dividend.

The warrants and conversion option will be accounted for under EITF No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"). The warrants and conversion option were not deemed to be a derivative liability in accordance with SFAS No. 133 (par 1 la) as the contracts were indexed to the Company's own stock and qualified as equity in the balance sheet.

b) License of Product Marketing Rights

On September 7, 2006 the Company entered into a twenty-five year license agreement with Biosafe that gives the Company the exclusive right to market five medical diagnostic tests to retail drug stores and mass merchandisers within the U.S. and internet-based drug retailers for a purchase price of $1,000,000 in cash and 6,050,000 shares of the Company’s common stock. The license agreement also includes certain restrictions and rights including the following:

•	The licensor is to receive royalty payments of 8% of collected revenues related to the licensed products.

•
The continued market exclusivity is dependent upon the Company aggregate unit sales of licensed products of at least 250,000 in 2007 and 300,000 in each subsequent year of the license. Should the unit sales ever drop below the threshold(s), the Company can maintain the exclusivity by paying an amount equal to the minimum royalty on the number of units below the thresholds to maintain exclusivity.

•
The Company may continue throughout the entire term of the license agreement to have the licensor produce and process the tests at cost plus 20% or elect to in-source (or out-source to another third-party) the production and processing.

c) Registration Rights

On September 6, 2006 The Company has entered into a registration rights agreement with Barron whereby the Company is required to file a registration statement with the SEC, to register the resale of the shares of common stock that the Company will issue upon conversion of the convertible preferred stock and exercise of warrants issued to Barron.

The Company shall use its best efforts to cause the registration statement to be declared effective within 120 days of the closing date.

Under the liquidated damages provision, if the Company fails to meet the effectiveness deadline for the registration statement, the Company shall issue to Barron 2,491 additional shares of the Series A Preferred to Barron as liquidated damages for each day that the registration is not effective after the deadline until September 6, 2008. The obligations of the Company under the registration rights agreement terminate if and when Barron no longer holds more than 5% of its shares of registrable securities.

The Company has also granted to each of the other potential selling stockholders noted below, “piggyback” registration rights to include shares of common stock they own in the registration statement.

The shareholders granted registration rights and the total number of shares beneficially owned by each of them are: Barron (7,548,000), Biosafe (6,050,000), the CEO of the Company (600,000) and an principals of an advisory firm (125,000).

d) Advisory Firm

On September 6, the Company issued 125,000 shares of common stock to principals of an advisory firm for advisory services in connection with the private placement described in note 6a.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

  Pursuant to Article V, Section 1 of our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.
Section

Item 25. Other Expenses of Issuance and Distribution

SEC Registration Fee	$2,912
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$30,000
Printing and Engraving Costs	$5,000
Total	$57,912

All amounts other than the SEC registration fee are estimates. We will pay all of the expenses of the offering, except that the selling stockholders will pay all brokerage or other commissions or other costs of sale.

Item 26. Recent Sales of Unregistered Securities

On August 30, 2006, we issued 1,500,000 shares of common stock to Michael Sosnowik, our Chief Executive Officer, under an employment agreement with Mr. Sosnowik. 1,200,000 of such shares are restricted shares which vest over a 4 year period commencing August 30, 2007.

Pursuant to a Distributor and License Agreement entered into on September 7, 2006 we issued 6,050,000 shares of common stock to Biosafe, as partial consideration of a grant to us of an exclusive license to sell the Diagnostic Products in the Market.

On September 6, 2006, we issued to Barron for a total purchase price of $2 million, 3,774,000 shares of our Series A Stock, five year warrants to purchase an aggregate of 1,887,000 shares of our common stock at an exercise price of $.80 per share and five year warrants to purchase an aggregate of 1,887,000 shares of our common stock at an exercise price of $1.10 per share. The Series A Stock is convertible into 3,774,000 shares of common stock. The warrants and preferred stock are all currently exercisable and convertible in full.

On September 6, 2006 we issued to Leonardo and Kathleen Zangani an aggregate of 125,000 shares of our common stock for services in connection with the formation of our company.

In connection with these transactions, the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as each of the purchasers was an “accredited investor” as defined in Rule 501(a) of Regulation D. There were no placement agents or underwriters in any of the foregoing transactions

Item 27. Exhibits .

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of the Company*

3.2	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company.*

3.3	By-laws of the Company*

4.1	Common Stock Purchase Warrant A to purchase 1,887,000 shares of Common Stock Issued to Barron*

4.2	Common Stock Purchase Warrant B to purchase 1,887,000 shares of Common Stock Issued to Barron*

5.1	Opinion of Guzov Ofsink, LLC**

10.1	Employment Agreement dated August 30, 2006 between Michael Sosnowik and the Company.*

10.2	Distributor and License Agreement dated as of September 7, 2006 between Biosafe and the Company.*

10.3	Preferred Stock Purchase Agreement between the Company and Barron dated September 6, 2006.*

10.4	Registration Rights Agreement between the Company and Barron dated September 6, 2006.*

21.1	Subsidiaries of the Registrant - none

23.1	Consent of Guzov Ofsink, LLC (contained in Exhibit 5.1)**

23.2	Consent of Marcum & Kliegman LLP**

*	Previously filed.
**	Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on November 22 , 2006.

LAB123, INC.

By:	/s/ Michael Sosnowik
Michael Sosnowik, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Michael Sosnowik	Chief Executive Officer (Principal Executive Officer)	November 22, 2006
Michael Sosnowik	and Chief Financial Officer (Chief Financial Officer
and Chief Accounting Officer)

/s/ Henry Warner	Director and Chairman of the Board	November 22 , 2006
Henry Warner

/s/ Fred Fitzsimmons	Director	November 22, 2006
Fred Fitzsimmons

/s/ Kent Connally	Director	November 22 , 2006
Kent Connally

/s/ Kurt Katz	Director	November 22 , 2006
Kurt Katz